                                                                    EXHIBIT 4.1


                          SHOWSCAN ENTERTAINMENT INC.
                        CULVER CITY, CALIFORNIA, U.S.A.

                                US$ 7'000'000.--
                              8% Convertible Notes
                             Due September 1, 1999

                  -------------------------------------------

                  NOTE PURCHASE, PAYING AND CONVERSION AGENCY
                                   AGREEMENT





                                AUGUST 14, 1995

                               TABLE OF CONTENTS

DEFINITIONS
I.                  SUBJECT                                                   4
II.                 ANNEXES                                                   5
III.                SALES RESTRICTIONS                                        5
IV.                 COMMISSION AND EXPENSES                                   9
V.                  WARRANTIES                                               10
VI.                 PAYMENT TO THE COMPANY                                   13
VII.                CONDITIONS TO THE OBLIGATIONS
                    OF BANCA DEL GOTTARDO                                    13
VIII.               INFORMATION MEMORANDUM                                   15
IX.                 PRINTING OF THE NOTES                                    15
X.                  SERVICING OF THE NOTES                                   16
XI.                 CANCELLATION OF NOTES AND COUPONS                        18
XII.                COVENANTS                                                18
XIII.               RIGHT OF TERMINATION                                     21
XIV.                COMMUNICATIONS                                           22
XV.                 APPLICABLE LAW AND JURISDICTION                          23
XVI.                EFFECTIVENESS                                            23
XVII.               CURRENCY INDEMNITY                                       24
XVIII.              ENTIRE AGREEMENT                                         24
XIX.                AMENDMENT OF CANCELLATION, WAIVER                        24

ANNEX A             TERMS OF THE NOTES                                       26
ANNEX B             DEFINITIVE NOTE (FACE)                                   43
ANNEX C             INTEREST COUPONS                                         45
ANNEX D             GLOBAL NOTE                                              46
ANNEX E             AGENCY AGREEMENT                                         48
ANNEX F             PLEDGE/SECURITY AGREEMENT                                63
ANNEX G             CERTIFICATION OF NON U.S. BENEFICIAL OWNERSHIP           72
ANNEX H             CERTIFICATE OF NO MATERIAL ADVERSE CHANGE                73
ANNEX I             SPECIMEN SIGNATURE FORM                                  74

             NOTE PURCHASE, PAYING AND CONVERSION AGENCY AGREEMENT

                  entered into effective as of August 14, 1995

                                    between

SHOWSCAN ENTERTAINMENT INC.
being a corporation existing under the laws of the State of Delaware whose head office is situated at 3939 Landmark Street, Culver City, California 90232-2315, U.S.A.

(hereinafter called the "Company")
                                                         on the one part

                                      and

BANCA DEL GOTTARDO
being a corporation duly organized with limited liability and existing under the laws of Switzerland, whose registered office is situated at Viale Stefano Franscini 8, 6901 Lugano, Switzerland,

(hereinafter called "Banca del Gottardo")
                                                         on the other part

Some Definitions

The Company's 8% Convertible Notes of 1995 due September 1, 1999, are referred to herein as the "Notes". Until the Notes have been printed in definitive form pursuant to Article IX hereof, the expression "Notes" herein shall include entitlements under the Global Note, and the expressions "Noteholder(s)" and "Couponholder(s)", mutatis mutandis, shall mean and include persons and entities entitled to the benefits under the Global Note. Each Noteholder possesses a co-ownership in the Global Note in relation to the principal amount of Notes he is an owner of.

"Global Note" means a temporary global convertible note for the total principal amount of USD 7'000'000.-- issued in bearer form and representing with up to 1'400 single Notes the aforementioned total principal amount. The Global Note will be marked "cancelled" and returned to the Company if and when the Notes are printed.

I.     SUBJECT

       On the basis of the representations and warranties herein contained and subject to the terms and conditions hereof

          - the Company, pursuant to authorization by its Board of Directors, agrees to issue and sell to Banca del Gottardo at a price of 100% of their principal amount, and

          -        Banca del Gottardo agrees

                  (1) to purchase (i.e. underwrite) at a price of 100% of their principal amount, and

                  (2) to offer in a placement exclusively to its clients and other financial institutions at a price of 100% of their principal amount,




                                 Notes of 1995

          with a total principal amount of        USD 7'000'000.--
                                                  (United States Dollars seven million)

          maturing on                             September 1, 1999

          bearing interest at the rate of         8% per annum, payable
                                                  semi-annually in arrears each
                                                  March 1 and September 1,
                                                  commencing March 1, 1996 until maturity.

       Delivery of the Notes shall be made at the offices of Banca del Gottardo, Viale Stefano Franscini 8, 6901 Lugano, Switzerland.

       The net proceeds of the Notes will be utilized by the Company for the financing of acquisitions, working capital and general corporate purposes.

       Banca del Gottardo shall not have any responsibility for or be obliged to concern itself with the application of the net proceeds of the Notes.

II.    ANNEXES

       The contents of each of the Annexes attached hereto, i.e.

       Annex A:             Terms of the Notes
       Annex B:             Form of Definitive Note (face)
       Annex C:             Form of Interest Coupons
       Annex D:             Form of Global Note
       Annex E:             Agency Agreement
       Annex F:             Pledge/Security Agreement
       Annex G:             Certification of Non U.S. Beneficial Ownership
       Annex H:             Form of Certificate of No Material Adverse Change
       Annex I:             Specimen signature form

       shall constitute an integral part of this Agreement.


III.   SALES RESTRICTIONS

       a) The Notes to be issued pursuant to this Agreement have not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the account or benefit of, any U.S. person except in transactions exempt from the registration requirements of the Securities Act.

       b) As to the Company, the Notes are intended to be obligations that are not required to be in registered form for purposes of United States federal tax laws. Accordingly, the Notes may not, as part of any part of the initial distribution, be offered for sale or resale, sold or delivered, directly or indirectly, to a person in the United States or to a United States person. Banca del Gottardo agrees and represents that (i) no Notes are offered, sold or delivered to or on behalf of a person within the United States or a United States person, (ii) (a) it will not offer or sell, and, during the period beginning on the earlier of the first date that the Notes are offered or the Settlement Date (as defined in Article IV hereof) and ending on the date forty (40) days after the Settlement Date (the "Restricted Period"), it will not offer or sell, Notes to a person who is within the United States or to a United States person, (b) it has not delivered and will not deliver within the United States definitive Notes that are sold during the Restricted Period, (c) it has and throughout the Restricted Period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes are aware that such Notes may not be offered or sold during the Restricted Period to a person who is within the United States or to a United States person and (d) it has not entered and will not enter into any contractual arrangement with respect to the distribution and delivery of the Notes, except with its non-United States affiliates or with the prior written consent of the Company and (iii) with respect to each affiliate that acquires from it Notes for the purpose of offering or selling such Notes during the Restricted Period, repeating and confirming the representations and agreements contained in clauses (ii) (a), (b) and (c) on each such affiliate's behalf. For purposes of this Agreement, whether an offer, sale or delivery is made to a person within the United States or to a United States person will be determined under the rules set out in the United States Internal Revenue Code of 1986 (the "Code") and United States Treasury Regulation Section 1.163-5(c)(2)(i)(D). Banca del Gottardo agrees that it will comply fully with the selling restrictions set out in this Sub-Section
             (b) and, in particular, Banca del Gottardo hereby covenants and agrees to the effect set out in clauses (ii) and (iii) of the second preceding sentence.

       c) The Notes will be represented initially by the Global Note, without interest coupons, to be deposited by the Company with Banca del Gottardo, on the Settlement Date. The Global Note may be exchanged, as a whole or in part, for appropriate definitive Notes, in bearer form in denominations of USD 5'000.-- with interest coupons (the "coupons") attached, not earlier than 40 days after the later of the date on which the Notes are first offered or the Settlement Date, before which time no Notes represented by the Global Note or interest therein may be transferred directly or indirectly into the United States or to a U.S. person. Such exchange shall be made upon certification, in the form attached hereto as Annex G, that the beneficial owners of the Notes are not United States persons or U.S. persons or are financial institutions (within the meaning of United States Treasury Regulation Section 1.165-12(c)(1)(v)) located outside the United States that are not United States persons and that have purchased such Notes for resale during the Restricted Period and that certify they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States. A beneficial owner of Notes must exchange its share of the Global Note for definitive Notes before such Notes or interests therein may be transferred or interest payments or other payments in respect of the Notes will be made.

       d) In this Agreement, references to "dollars" and "USD" are to United States dollars, the term "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, and the term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source, "U.S. person" shall have the meaning set forth in Sections 230.901 through 904 of Title 17 of the United States Code of Federal Regulations ("Regulation S").

       e) The following legends will appear on the Global Note and all Notes and coupons issued pursuant to the Offer: (i) "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code", and (ii) "This Note has not been and will not be registered under the United Stated Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the benefit of, any U.S. person (as such terms are defined in Regulation S under the Securities Act)." The sections referred to in the legend provide that, with certain exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange or redemption of such Notes or coupons.

       f) The Company, with respect to offers and sales of Notes by the Company, and Banca del Gottardo, with respect to offers and sales of Notes by Banca del Gottardo, represents, warrants and covenants that the Notes have not been and shall not be offered or sold except in accordance with Rule 903 of Regulation S promulgated under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act. Each of the Company and Banca del Gottardo represents, warrants and covenants that (i) none of it, its affiliates or any person acting on its behalf has engaged or will engage in any directed selling efforts (as defined in Rule 902 promulgated under the Securities Act) and it has complied and will comply with the offering restrictions of Regulation S under the Securities Act in connection with the offer of the Notes, (ii) none of it, its affiliates or any person acting on its behalf has utilized or will utilize any form of general solicitation or general advertising (as such terms are used in Regulation D promulgated under the Securities Act) in the United States in connection with the offer of the Notes, (iii) none of it, its affiliates or any person acting on its behalf has made or will make an offer of the Notes in circumstances that would require the registration of the Notes under the Securities Act and
             (iv) requests to purchase Notes shall be accepted only from persons who are not within the United States.

       g) Banca del Gottardo agrees that at or prior to confirmation of the sale of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the Restricted Period a confirmation or notice to substantially the following effect:

             "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meaning given to them by Regulation S under the Securities Act."

             Banca del Gottardo represents and agrees that it has not entered and will not enter into any contractual arrangements with respect to the distribution of the Notes, except with its affiliates or with the prior written consent of the Company.

             Banca del Gottardo agrees to comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells or delivers Notes, or has in its possession or distributes the Information Memorandum or any amendments or supplements thereto or any such other offering material, in all cases at its own expense.

       h) Banca del Gottardo has been advised by the Company and acknowledges and confirms that it is aware (a) that a violation or breach of any of the terms and conditions of Article III of this Agreement could directly cause the Company to become subject to damages and liabilities (including, but not limited to, excise taxes, a loss of the interest deduction and assumption of withholding taxes) under various United States securities and tax laws, and (b) that, as a consequence, it could be held liable for such damages and liabilities, in the event it violated or breached such terms and conditions.

IV.    COMMISSION AND EXPENSES

       a) The Company will pay on September 1, 1995 Lugano time (the "Settlement Date") to Banca del Gottardo

             (1)    a managing and underwriting commission of 6 1/4%

             (2) USD 50'000.-- for out-of-pocket expenses incurred by Banca del Gottardo, which shall include all legal fees and expenses.

             The payment by the Company of (1) and (2) above will be made by deduction from the payment by Banca del Gottardo to the Company of USD 7'000'000.-- of the principal amount, resulting in the net proceeds as per Article VI.

       b)    The Company shall further bear when ascertainable and due

             - all present or future taxes, duties or other charges levied by or within the United States of America in connection with the execution and delivery of this Agreement; and

             - the commissions and expenses for the servicing of the Notes as per Article X;

       c) The Company will reimburse Banca del Gottardo on first demand for all reasonable bank charges, legal fees and other reasonable costs and expenses incurred or to be incurred by Banca del Gottardo in case of or in connection with reorganization, merger, restructuring or default, actual or threatened, of the Company as well as in connection with the convening of a Noteholders' meeting and the preservation and enforcement of any of the rights under this Agreement, the Pledge/Security Agreement, the Global Note or the Notes.

       d)    Banca del Gottardo shall bear

             - all costs and expenses in connection with the initial offering and placement of the Notes incurred by it.

             Banca del Gottardo shall further bear

             - the cost for the printing and delivery of the definitive Notes (if printed) incurred by Banca del Gottardo on behalf of the Company.

             - all costs incurred by it in connection with the offering, including the printing in Switzerland of the Information Memorandum relating to the Notes.

V.     WARRANTIES

A)     The Company warrants to and for the benefit of Banca del Gottardo that:

       1. Status: it is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware capable of suing and being sued and has the power and authority to own its assets and to conduct the business which it presently conducts;

       2. Powers: it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and the Pledge/Security Agreement;

       3. Authorization and Consents: except as to the registration requirements provided for herein, all actions, conditions and things required by the laws of the State of Delaware and the United States of America have been taken, fulfilled and done (including the obtaining of any necessary consents) in order

             a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and the Pledge/Security Agreement; and

             b) to ensure that those obligations are legally binding and enforceable in accordance with their terms subject to general equity principles, to applicable bankruptcy, insolvency, conservatorship, reorganization and other similar debtor relief laws now or hereafter in effect, and to other laws establishing liens and priorities or otherwise relating to or affecting creditors- rights;

       4. Non-Violation of Laws, etc: its entry into, and exercise of its rights and/or performance of or compliance with its obligations under this Agreement, the Pledge/Security Agreement, the terms of the Global Note and the Notes do not and will not violate in any material way

             a)     any law to which it is subject; or

             b)     its Certificate of Incorporation; or

             c) any agreement to which it is a party or which is binding on it or its assets, and does not and will not result in the existence of, or obligate it to increase, any security interest in those assets;

             except to the extent that any such violations in the aggregate would not have a material adverse effect on the financial conditions of the Company;

       5. Obligations Binding: its obligations under this Agreement, the Pledge/Security Agreement, the Global Note and the Notes when duly executed and delivered are valid, binding and enforceable in accordance with their terms subject to general equity principles, to applicable bankruptcy, insolvency, conservatorship, reorganization and other similar debtor relief laws now or hereafter in effect, and to other laws establishing liens and priorities or otherwise relating to or affecting creditors' rights;

       6. Information Memorandum: the information pertaining to the Company and its subsidiaries which is contained in the Information Memorandum (defined in Article VIII) is accurate in all material respects and there are no other facts the omission of which makes any statement therein, in light of the circumstances under which they were made, materially misleading;

       7. Accounts: the audited and unaudited consolidated financial statements included as contained in the Information Memorandum present fairly the results and financial condition of the Company as a whole for the periods and as of the dates thereof, subject, in each case of unaudited financial statements, to normal year-end audit adjustments, and have been prepared in accordance with generally accepted accounting principles in the United States of America consistently applied;

       8. No Material Adverse Change: save as disclosed in the Information Memorandum, there has been no material adverse change in the consolidated financial condition of the Company since June 30, 1995;

       9. Litigation: except as disclosed in the Information Memorandum, no litigation, arbitration or administrative proceedings or judgment or award is current or, so far as the Company is aware, threatened or pending

             a) to restrain the entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations under this Agreement; or

             b) which either individually or collectively are material in the context of the issue and sale of the Notes or the making and performance of this Agreement and the Pledge/Security Agreement;

       10. No Breach or Default: neither failure to comply with Article III nor any event described in Sections 8, 9 or 10 of the Terms of the Notes has occurred and is continuing. The Company is not in breach or in default under any agreement to an extent or in a manner which has had or could have a material adverse effect on the financial condition of the Company and its consolidated affiliates taken as a whole.

(B) Since the commitment of Banca del Gottardo to purchase the Notes is made on the basis of the aforesaid representations and warranties, the Company hereby undertakes with Banca del Gottardo that it will hold Banca del Gottardo harmless against all losses, liabilities, costs, charges and expenses which it may incur as a noteholder as a result of or in relation to any material misrepresentation or any material breach of said representations and warranties by the Company, and as long as any of the Notes are outstanding Banca del Gottardo shall be given prompt notice by the Company of any claim, action or proceeding which might give rise to an obligation under this clause (B) of Article V. This indemnification by the Company shall be in addition to any other remedy available to Banca del Gottardo under applicable law.

VI.    PAYMENT TO THE COMPANY

       On the Settlement Date, Banca del Gottardo will pay to the Company the net proceeds (the "Net Proceeds") of the Notes - after compensation with the commissions and expenses mentioned in Article IV - of USD 6'512'500.-- against the Global Note being delivered to Banca del Gottardo pursuant to Article VII.

       Such net proceeds will be placed by Banca del Gottardo in US Dollars to the credit of a US Dollar denominated account at Union Bank in Los Angeles, CA, designated by the Company.

       Such net proceeds will be at the free disposal of the Company subject to any Swiss National Bank regulations or other regulations that may be in force on the Settlement Date.

VII.   CONDITIONS TO THE OBLIGATIONS OF BANCA DEL GOTTARDO

       Banca del Gottardo shall have received from the Company at the latest on August 28, 1995 the following documents:

       (1) a copy of the Organization Certificate, together with all amendments thereto, of the Company certified by the Secretary or the Assistant Secretary of the Company and a copy of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, each dated as of a recent date;

       (2) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company signed by a duly authorized officer of the Company, conferring the necessary authority upon the person(s) signing this Agreement, the Pledge/Security Agreement, the Information Memorandum, the Global Note, the Notes and any related documents; and a certificate of the Secretary, or Assistant Secretary of the Company as to the incumbency and signatures of the officer(s) of the Company signing the documents provided for in this clause (2) on behalf of the Company and the approval of this Agreement, the Pledge/Security Agreement and the Information Memorandum;

       (3) Global Note (in the form of Annex D, without interest coupons and without reproduction of the terms of the Notes), duly issued and signed by an authorized officer of the Company to be held in escrow by Banca del Gottardo pending payment of the Net Proceeds pursuant to Article VI;

       (4) an executed copy of the Agency Agreement as set forth in Annex E hereto;

       (5)   specimen signatures for the printing of the Notes;

       (6) Certificate of No Material Adverse Change dated as of the Settlement Date and signed by an authorized officer of the Company, substantially in the form of Annex H hereto;

       (7) a legal opinion of Messrs. Latham & Watkins external U.S. counsel to the Company on the laws of the United States of America, dated as of the Settlement Date;

       (8) an opinion of the Company's Tax Counsel with respect to the status of the Notes in respect of United States taxes, dated as of the Settlement Date;

       (9) a certificate of two officers of the Company approving the terms of the Notes and the issue and sale thereof by the Company;

       (10) 2 copies of the Information Memorandum duly signed by an authorized officer of the Company; and

       (11) an executed copy of the Pledge/Security Agreement as set forth in Annex F hereto.

Each of documents 4, 6, 7, 8, 9 and 11 shall be substantially as agreed by the Company and Banca del Gottardo prior to August 28, 1995.

VIII.  INFORMATION MEMORANDUM

       The Company will supply Banca del Gottardo in due time with information and documentation for the preparation by Banca del Gottardo of the Information Memorandum (the "Information Memorandum") relating to the offering of the Notes, in compliance with Swiss law.

       The Information Memorandum shall be reviewed by the Company and Banca del Gottardo.

IX.    PRINTING OF THE NOTES

       If Banca del Gottardo deems the printing of the Notes to be necessary or useful, Banca del Gottardo shall provide for such printing of all, but not some only, of the Notes, at its cost on behalf of the Company. A proof of the Notes (if printed) shall be approved by the Company, unless the Company is then in default, prior to the printing thereof.

       (1)   If printed, the Notes shall

             -    be in the form of Annex B,

             - have the Terms of the Notes (as per Annex A) reproduced in English on the reverse side,

             -    be dated the Settlement Date, and

             - bear in facsimile the signature(s) of one or more duly authorized officer(s) of the Company

             -    have Coupons attached, whereas

       (2)   the Coupons shall

             -    be in the form of Annex C.

       (3) The Notes with Coupons attached shall be exchanged against the Global Note delivered to Banca del Gottardo pursuant to Article VII of this Agreement.

             The Global Note so exchanged shall thereafter be cancelled and returned to the Company.

             The Company hereby irrevocably authorizes Banca del Gottardo to reproduce on the coupons the signature of the President of the Company set forth in the specimen signature form of Annex I attached hereto, with the same binding effect upon the Company as if the Notes and the coupons had been issued and signed by the Company on the Settlement Date.

             If printed, Notes and/or Coupons which are mutilated, lost or destroyed may be replaced by Banca del Gottardo in accordance with the respective provisions of the Terms of the Notes.

X.     SERVICING OF THE NOTES

       (1)   Transfer of funds

             The Company will effect transfer of the funds in freely disposable United States Dollars required to make any payment of principal or interest on the Notes, including the commissions referred to in paragraph (2) hereafter, to Banca del Gottardo, Lugano, as Paying Agent, for value the respective due date provided that, if such due date does not fall on a Business Day, the Company shall be obliged to effect transfer of such payments for value the Business Day immediately preceding such due date. Any transfer risk shall be borne by the Company.

             "Business Day" means a day on which commercial banks are open for domestic business and foreign exchange (including dealings in US Dollars) in Lugano and Los Angeles, CA.

             Banca del Gottardo will supply the Company, by facsimile or otherwise in writing received by the Company not less than five Business Days prior to each due date for any payment under the Notes, with any necessary information including reference numbers and the name of a contact person for the receipt of funds.

             Further information regarding the transfer may be obtained by Banca del Gottardo from the Company at the address set out in
             Article XIV below.

             Banca del Gottardo shall credit the funds received to separate non-interest bearing accounts with Banca del Gottardo for each Coupon due date and/or redemption date. The receipt by Banca del Gottardo of the due and punctual payment of the funds in Lugano shall release the Company of its obligations under the Global Note or under the Notes for the interest and principal, to the extent of such payment.

             Any funds held by Banca del Gottardo which will not be used as a consequence of Coupons and Notes not having been collected within the relevant period described by the statute of limitations, shall be held by Banca del Gottardo in USD at the disposal of the Company. Banca del Gottardo shall promptly after the expiry of the relevant period inform the Company about the respective amount.

             The risk of any exchange loss on the transfer of funds so held by Banca del Gottardo from Banca del Gottardo to the Company shall be borne by the Company, provided the transfer is made by order of, or with the consent of, the Company.

       (2)   Commissions and Expenses

             The Company will pay to Banca del Gottardo for the servicing of the Notes a commission of

             -     0.25% on the face amount of Coupons to be paid and
             -     0.125% on the principal amount of Notes redeemed.

       (3)   Modalities

             Except as provided in paragraph (1) of Article XI or in Section 5 of the Terms of the Notes, any transfer by the Company as per (1) and (2) above, shall be made in US Dollars freely disposable, without any restrictions, and whatever the circumstances may be, irrespective of the nationality or domicile of the holder of Notes and/or Coupons, and without requiring any affidavit, or the fulfilment of any other formality.

       (4)   Paying Agency

             The Company hereby appoints Banca del Gottardo as sole Paying Agent (the "Paying Agent") and Banca del Gottardo agrees to pay to the Noteholders all amounts to become due under the Notes.

             The Company undertakes, in connection with the Issue, not to appoint any institutions as paying agent without the consent of Banca del Gottardo, which consent shall not be unreasonably withheld and not to pay to other banks any commission or remuneration for the payment of interest or principal on the Notes.

XI.    CANCELLATION OF NOTES AND COUPONS

       (1) The Company requests and authorizes Banca del Gottardo and Banca del Gottardo undertakes to cancel and destroy all Coupons paid and Notes redeemed, converted or replaced, after the period prescribed by law, and to certify to the Company in writing the serial numbers of Notes destroyed, the dates when such destruction took place and the names of the persons witnessing such destruction.

             Banca del Gottardo reserves the right to record cashed Coupons as well as redeemed, repaid, converted or replaced Notes on video tape or other data carriers and to store them in this way instead of keeping them physically during the period prescribed by law and to destroy them subsequently. This reproduction of Coupons and/or Notes will remain in safekeeping at Banca del Gottardo during the statutory limitation.

       (2) If Notes and Coupons have not been printed, Banca del Gottardo shall cancel the Global Note and return it to the Company upon receipt from the Company of all payments due under the Terms of the Notes and this Agreement.

XII.   COVENANTS

       As long as any of the Notes remain outstanding, the Company undertakes:

       (1)   To send to Banca del Gottardo

             a) Annual Reports, on Form 10-K, as filed with the United States Securities and Exchange Commission (the "SEC"), which report shall include or be accompanied by a copy of the report of the Company's independent auditor', and

             b) such regular and periodic reports on Form 10-Q and Form 8-K (deemed material) as the Company files with the SEC.

             Banca del Gottardo is authorized to hold these documents at the disposal of the Noteholders and/or holders of Coupons for inspection.

  (2)   To provide Banca del Gottardo forthwith upon becoming aware thereof with

             - any change of its Certificate of Incorporation, By-laws (if any), and without waiting for Banca del Gottardo to take any of the actions mentioned in Section 8, 9 or 10 of the Terms of the Notes, with

             - a notice in writing of any event provided for in Section 8, 9 or 10 of the Terms of the Notes.

       (3) To appoint one member to its Board of Directors upon request of Banca del Gottardo and, if an Executive Committee of the Board of Directors is formed, to appoint the Director as a member of the Executive Committee of the Board of Directors and thereafter to nominate such appointees for election by the Company's stockholders and use its best efforts to assure their election until any Note or Notes shall be redeemed by the Company.

       (4) To hold at least four meetings of the Board of Directors during each fiscal year.

       (5) To provide Banca del Gottardo with quarterly financial statements of the Company as included in the Company's Form 10-Q as filed with the Securities and Exchange Commission by no later than the 45th day following the quarter and date covered by such statements. The Company shall also provide Banca del Gottardo with a synopsis of the utilisation of the Net Proceeds of this issue.

       (6) Except as to outstanding commitments or with respect to eligible persons under existing stock or option plans, for a one year period following the date of this issue, not to grant any options to employees of the Company or to the Board of Directors of the Company or to other third parties without the written approval (which approval shall not be unreasonably withheld) of Banca del Gottardo, unless in conjunction with this issue; provided, however, the foregoing restrictions shall not apply to any options or other securities, the exercise price or purchase price of which is not less than both of the Conversion Price (as defined in Annex A hereto) of the Notes and the then current Market Price (as defined in Annex A hereto) of the Company's common stock.

       (7) Except for the Company's current stockholder rights plan and with respect to the exercise or conversion of any currently outstanding options, warrants, or convertible securities of the Company, and except as permitted elsewhere in this Agreement or in the Notes,
             (i), not to issue any securities relating to the Company's capital stock, (ii) not to create and/or grant any kind of stock purchase rights, be it in the form of stock dividends or stock options or through any other means (sometimes referred to or known as "poison pills") to its stockholders or to the Board of Directors of the Company or to other third parties, (iii) not issue any other type of equity securities, (iv) not to issue any rights or warrants entitling to subscribe for the Company's capital stock and (v) not to distribute any debt securities or assets of the Company or rights or warrants to purchase assets or securities of the Company (excluding cash dividends or distributions in form of retained earnings) to all holders of the Company's common stock, nor distribute any assets of the Company or rights or warrants to purchase assets of the Company to any third party, without the written approval of Banca del Gottardo, unless in conjunction with the issue of the Notes; provided, however, the foregoing restrictions shall not apply to any options or other securities, the exercise price or purchase price of which is the higher than both of the Conversion Price (as defined in Annex A hereto) of the Notes and the then current Market Price (as defined in Annex A hereto) of the Company's common stock.

       (8) To secure by a separate Pledge/Security Agreement in favor of the Noteholders the Notes by a pledge on the Collateral (as defined below). The Pledge/Security Agreement shall be in the form substantially as set forth in Annex F.

       (9)   (a)  So long as any Notes are outstanding, to keep available authorized shares of Common Stock sufficient to permit all Notes outstanding and unconverted to be converted in accordance with the Conversion Provisions (Exhibit 1 to Annex E of the Agreement);

             (b) to assure that all shares of Common Stock delivered upon conversion of Notes will be validly issued, fully-paid and non-assessable;

             (c) to file and use its best efforts to cause to be declared effective, on or before November 1, 1995, any registration under the United States securities laws that may be required before the Shares can be delivered upon conversion of the Notes and freely marketed in the United States.

       (10) Except with respect to existing commitments, requirements and stock or options available for grant or issuance under existing stock or option plans or with respect to any securities that the Company may issue in accordance with the proviso at the end of paragraphs XII(6) and XII(7) hereof, not to file any Registration Statement covering all outstanding warrants, options and shares of the Company without the written approval of Banca del Gottardo, unless compelled to do so under a preexisting agreement.

       (11) Not to amend the Company's current stockholder rights plan without the written approval of Banca del Gottardo, so that the Notes and/or the shares of Common Stock issuable upon conversion of the Notes shall not participate equally under such plan with the other shares of Common Stock then outstanding.

XIII.  RIGHT OF TERMINATION

       Notwithstanding anything contained in this Agreement, Banca del Gottardo may by notice to the Company terminate this Agreement at any time before the time on the Settlement Date when payment would otherwise be due under this Agreement to the Company in respect of the Notes if:

       (1) in the reasonable opinion of Banca del Gottardo, circumstances shall be such as:

             a) to prevent or to a material extent restrict payment for the Notes in the manner contemplated in this Agreement; or

             b) to a material extent prevent or restrict settlement of transactions in the Notes in the market or otherwise; or

       (2) in the reasonable opinion of Banca del Gottardo, there shall have been:

             a) any change in national or international political, legal, tax or regulatory conditions; or

             b)     any calamity or emergency

       which has in the reasonable view of Banca del Gottardo caused a substantial deterioration in the price and/or value of the Notes.

       Any such termination of this Agreement shall be without liability on the part of Banca del Gottardo or on the part of the Company.

       Upon any such termination of this Agreement, the parties hereto shall (except for the liability of the Company in relation to expenses as provided in Article IV (a) (2) hereof and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

XIV.   COMMUNICATIONS

       All communications among the Banks and the Company regarding this Agreement shall be made in English language, by telex or facsimile, followed by registered letter, and shall be transmitted

       by the Company to:                  by Banca del Gottardo to:
       ------------------                  -------------------------

       Banca del Gottardo                  Showscan Entertainment Inc.
       Viale Stefano Franscini 8           3939 Landmark Street
       6901 Lugano, Switzerland            Culver City, California 90232-2315
       Attn: Capital Market                U.S.A.
             Department                    Attn:  William C. Soady
                                                  President and Chief Executive
                                                  Officer
       Telex-No.: 841 052
       Facsimile: 0114191 281 843          Facsimile: (310) 280-0476
                                           copies to:
                                           W. Tucker Lemon
                                           Vice President and General Counsel
                                           Facsimile: (310) 559-79 84

                                           Dennis Pope
                                           Executive Vice President and Chief
                                           Financial Officer
                                           Facsimile: (310) 280-04 76

XV.    APPLICABLE LAW AND JURISDICTION

       The Terms of this Agreement shall be governed by Swiss law.

       Any dispute which might arise between Banca del Gottardo on the one hand and the Company on the other hand regarding this Agreement shall fall within the jurisdiction of the ordinary Courts of Justice of the Canton of Ticino, the place of jurisdiction being Lugano, with the right of appeal to the Swiss Federal Court in Lausanne where the law permits.

       Solely for purposes of the preceding paragraph and for the purpose of execution of a judgment in Switzerland, the Company elects legal and special domicile at Banca del Gottardo's office in Lugano, and Banca del Gottardo shall send to the Company as soon as possible any documents received by it in this connection.

       Banca del Gottardo shall also be at liberty to enforce its rights and to take legal action before the competent courts of the United States of America, in which case Swiss law shall be applicable with respect to the construction and interpretation of this Agreement.

XVI.   EFFECTIVENESS

       The effectiveness of this Agreement is subject to:

       (a)   the receipt by Banca del Gottardo of all documents as requested in
             Article VII of this Agreement, in a form acceptable to Banca del Gottardo,

       (b)   no exercise of the Right of Termination as per Article XIII.

XVII.     CURRENCY INDEMNITY

          If any sum due from the Company in favour of the Paying Agent has to be converted from United States Dollars (the "first currency") into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Company, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Company shall indemnify and hold harmless Banca del Gottardo from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which Banca del Gottardo may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to them in the second currency in satisfaction in whole or in part of any such order, judgment, claim or proof.

          This indemnity shall constitute a separate and independent obligation from the other obligations contained herein, shall give rise to a separate and independent cause of action and shall apply, irrespective of any waiver granted by Banca del Gottardo from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order. Any such loss or damage aforesaid shall be deemed to constitute a loss suffered by Banca del Gottardo and no further proof or evidence of any actual loss shall be required by the Company.

XVIII.    ENTIRE AGREEMENT

          This Agreement together with the Annexes hereto and other agreements and documents delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the subject matter hereof and thereof and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof.

XIX.      AMENDMENT OF CANCELLATION, WAIVER

          This Agreement and the Annexes hereto may be amended, modified, superseded or cancelled, and any of the terms hereof or thereof may be waived, only by a written instrument executed by each party hereto or thereto, as the case may be, or, in the case of a waiver, by the party or parties waiving compliance. The failure of any party at any time or times to require performance of any provision hereof or of any Annex hereto shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement or in any Annex hereto, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement or of the Annexes hereto.

THUS DONE AND SIGNED in 2 originals, of which one is for the Company,

in Culver City effective as of August 14, 1995

SHOWSCAN ENTERTAINMENT INC.

By: /s/ William C. Soady
    -----------------------------

BANCA DEL GOTTARDO

By: /s/ Fabio Testori
    -----------------------------

    /s/ Francesco Bolgiani
    -----------------------------

                                                                         ANNEX A

Terms of the "Convertible Notes" of the Company

(1)    Form and Denomination


       The Notes are issuable in bearer form in the denominations of USD 5'000.-- nominal amount each, with interest coupons (the "Coupons") attached. The Notes will be represented initially by a temporary Global Note (the "Global Note"), without interest coupons, to be deposited by the Company with Banca del Gottardo on the Settlement Date. The Global Note may be exchanged, as a whole or in part, for appropriate definitive Notes, in bearer form in denominations of USD 5'000.-- with the Coupons attached, not earlier than 40 days after the later of the date on which the Notes are first offered or the Settlement Date. Such exchange shall be made upon certification that the beneficial owners of the Notes are not United States persons or U.S. persons or are financial institutions (as defined in United States Treasury Regulation Section 1.165-12(c)(1)(v)) located outside the United States that are not United States persons and that have purchased such Notes for resale during the Restricted Period and that certify that they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States. A beneficial owner of Notes must exchange its share of the Global Note for definitive Notes before such Notes or interests therein may be transferred or interest payments or other payments in respect of the Notes will be made.

       For purposes hereof, (i) the term "Restricted Period" means the period beginning on the earlier of the first date that the Notes are offered or the date on which the Notes are issued (the "Settlement Date") and ending on the date forty (40) days after the Settlement Date, (ii) the term "United States" means the United States of America (including the States and the District of Columbia), its possessions, its territories and other areas subject to its jurisdiction, (iii) the term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source and (iv) the term "U.S. person" has the meaning set forth in Sections 230.901 through .904 of Title 17 of the United States Code of Federal Regulations ("Regulation S").

(2)    Interest

       The Notes bear interest from the Settlement Date at the rate of 8% per annum, payable semi-annually in arrear on March 1 and September 1 of each year until maturity (the "Coupon Due Dates") whereby the first payment shall be made on March 1, 1996 in respect of the period from September 1, 1995 to March 1, 1996. Such interest is payable in United States Dollars. Each Note will cease to bear interest on the date on which they become due for redemption or repayment unless payment of principal and/or premium (if any) is improperly withheld or refused or default is otherwise made in respect of such payment. In such event, interest will continue to accure (as well after as before any judgment) up to but exluding the date on which payment in full of the principal of such Note is made or (if earlier) the date on which, payment in full of the principal thereof having been received by Banca del Gottardo, notice to that effect shall have been given to the holders of the Notes. Interest is computed on the basis of a 360-day year of twelve 30-day months.

(3)    Repayment

       The Company undertakes to repay the principal amount of the Notes, unless previously redeemed, without any previous notice on September 1, 1999.

(4)    Optional Redemption and Conversion / Call Option

       The Company reserves the right to call all, but not part, of the outstanding Notes for redemption on September 1, 1996, or thereafter, at a price of 110% of the principal amount thereof, together with interest accrued to the date of such redemption provided that the average of the daily closing sales prices (as defined below) of a share of the Company's Common Stock, par value USD .001 per share (the "Shares") for a period of 30 consecutive trading days, the last day of which trading days is not more than 10 days prior to the day upon which the Company sends a notice to Banca del Gottardo of its intention to redeem the Notes under this sub-section (a), is at least 200% of the conversion price in effect on such last day (taking into account any retroactive adjustment not then reflected in the conversion price). The closing sales price for any day shall be the average of the closing bid and asked prices on the National Association of Securities Dealers Automated Quotation (NASDAQ) (the "Market Price"). All outstanding Notes will become due 60 days after receipt of the aforesaid notice of early redemption by Banca del Gottardo.

       If the Shares are listed on a stock exchange or exchanges in the United States of America, reference in this sub-section (a) to the sales price for any day shall be deemed to refer to the closing price (regular way) of a Share as reported by the principal stock exchange on which the Shares are listed for such day. If no such sales price is reported for one or more trading days, such day or days shall not be deemed as trading day or days and shall be disregarded in the calculation of the said 30 trading day period.

       Notes called for redemption shall cease to bear interest from the date fixed for such redemption, unless the Company shall default in providing for the payment of the redemption price. The Notes must be presented for repayment with all unmatured coupons attached. An amount equal to any missing unmatured coupon shall be deducted from the amount due on redemption. Such coupons shall, however, be paid upon subsequent presentation provided they shall not have become barred pursuant to
       Section 11 hereof.

       The Company will have the right to redeem any Note or Notes at any time at a price of 108% of the principal amount thereof, together with interest accrued to the due date of redemption, if less than 40% of the Notes remain outstanding on the respective redemption date. This right will have to be exercised by giving notice and surrendering the Note(s), if any are printed, so to be redeemed to Banca del Gottardo, Lugano, at any time on or after the date of the redemption notice accompanied by an irrevocable request for redemption. Notes called for redemption will become due 30 days after the date of the redemption notice. Notes called for redemption shall cease to bear interest from the date fixed for such redemption, unless the Company shall default in providing for the payment of the redemption price. The Notes must be presented for repayment with all unmatured coupons attached. An amount equal to any missing unmatured coupon shall be deducted from the amount due on redemption. Such coupons shall, however, be paid upon subsequent presentation provided they shall not have become barred pursuant to
       Section 11 hereof. Banca del Gottardo shall notify to the Noteholders in accordance with Section 12 hereof.

(5)    Payments

       Payments with respect to the Notes and coupons shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of private and public debts therein, against presentation and surrender of such Notes or coupons in the manner specified below. Such payments shall be made without cost to the Noteholders, without any limitations and under all circumstances notwithstanding any transfer restrictions, regardless of any bilateral or multilateral payment or clearing agreement in existence between the United States of America and the Swiss Confederation, irrespective of the nationality, residence or domicile of any of the Noteholders and without requiring any affidavit or the fulfillment of any formalities. The funds required for the payment of principal and interest and Additional Amounts as per Section 6 shall be made available to Banca del Gottardo in Switzerland as Paying Agent by the Company prior to each Coupon Due Date. The receipt of the funds by Banca del Gottardo in Switzerland shall release the Company from its obligations in respect of the payments due on the respective dates for principal and interest.

       Banca del Gottardo will arrange for payment of such funds as and when due to the holders of Notes and coupons. Notes and coupons may be presented for payment at the principal amount printed on the Notes and the amount of interest printed on the coupons only at the offices in Switzerland of Banca del Gottardo. No payment on the Notes or coupons will be made by transfer to an account in, or by mailing to an address in, the United States.

(6)    Tax Status

       All payments of interest and principal shall be made without deduction of any taxes, imposts, penalties, duties, assessments or governmental charges of any kind or nature at source (hereinafter individually referred to as "Taxes") present or future, which are required to be withheld (including, without limitation, back-up withholding) by the Company (or the Paying Agent as such), and which are levied or imposed or to be levied or imposed by the United States of America, or any political subdivision or taxing authority thereof (a "Taxing Jurisdiction").

       In the event that any Taxes should at any time be imposed or levied by any such Taxing Jurisdiction, the Company shall remit to the Paying Agent for the account of the holders of any Note or Coupons such additional amounts ("Additional Amounts") as may be necessary to ensure that after deduction of any such Taxes of a Taxing Jurisdiction, but before any deduction made in pursuance of Swiss law, every net payment of the principal and interest on a Bond will not be less than the amount provided for in such Note or Coupon to be then due and payable.

       The Company's obligation to remit Additional Amounts shall not be subject to the fulfillment of any disclosure or certification requirement with respect to the nationality, residence, status or identity of the recipient of the payment or the beneficial owner of the Note and/or Coupons in question.

       The foregoing provisions do not, however, exempt Noteholders or Couponholders from any Taxes imposed or levied in a Taxing Jurisdiction, and the Company shall not be obligated to remit funds and pay Additional Amounts on account of such Taxes if the holder (such term including for purposes of this subsection the beneficial owner) of the Note or Coupon is subject to taxation in a Taxing Jurisdiction for reasons other than his ownership of such Note or Coupon or receipt of principal, premium (if any) or interest in respect thereof, nor shall the Company be obligated to remit funds and pay Additional Amounts in the event any Taxes are imposed by reason of one or more of the following:

       (a) any such tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation by the holder of any such Note or Coupon for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

       (b) any estate, inheritance, gift, sales, transfer or personal property tax or similar tax, assessment or governmental charge;

       (c) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

       (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any Note;

       (e) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a direct or indirect subsidiary of the Company; or

       (f)   any combination of items (a), (b), (c), (d) or (e);

       nor shall Additional Amounts be paid with respect to any payment on or in respect of a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Noteholder.

       The term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

       If, at any time, the Company furnishes an opinion of independent counsel to the Company or other evidence satisfactory to Banca del Gottardo to the effect that there is a substantial possibility that (i) the Company either is, or on or before the next Interest Payment Date will be, required by law or regulation to withhold at source any Taxes in respect of the interest and/or principal with respect to the Notes or (ii) the Company is, or on or before the next Interest Payment Date will be, prohibited from performing or observing any of its obligations contained in this Section 6, then the Company may, on giving not less than 60 days notice to Banca del Gottardo, redeem the outstanding Notes on any date thereafter in whole but not in part at 100% of par value plus accrued interest until such date or redemption.

       The notice of such redemption, which will include the date of such redemption and the applicable redemption price thereof, will thereafter be published by Banca del Gottardo in the newspapers mentioned in
       Section 12 of the Terms of the Notes.

       Prior to the publication of notice of redemption of the Notes pursuant to this Section 6, the Company will deliver to Banca del Gottardo a certificate signed by the President or any Vice President and the Chief Financial Officer or the Secretary (upon which Banca del Gottardo may conclusively rely) stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of facts showing that the conditions precedent to the right of the Company to redeem the Notes pursuant to this Section 6 have occurred.

       The Notes called for redemption cease to bear interest from the date fixed for such redemption. They must be presented for repayment, with all unmatured Coupons attached; the amount of missing Coupons will be deducted from the amount due for repayment, but such Coupons shall be paid upon subsequent presentation provided they have not become unenforceable in accordance with Swiss law as specified in Section 11 of the Terms of the Notes.

       The interest on the Note is, in accordance with Swiss law at present in force, not subject to the Swiss Federal Anticipatory Tax.

(7)    Authorizations

       The Company has confirmed to Banca del Gottardo that no authorizations or approvals are required under the laws of the United States for performance of its obligations hereunder, except for the registration requirements provided for herein.

(8)    Status of the Notes, Negative Pledge and Collateralization

       The Notes constitute secured direct obligations of the Company, ranking in priority pursuant to the pledge and to the extent that such pledge is insufficient, equally with other unsecured and unsubordinated indebtedness for borrowed money of the Company.

       So long as any Note remains outstanding the Company will not at any time pledge or otherwise subject to any lien any of its property or assets that are pledged to Banca del Gottardo as Collateral (as defined below) (other than (i) liens incurred in the ordinary course of business, as for example, installment payment purchases of equipment or other assets used in the Company's business and (ii) liens not incurred in the ordinary course of business not exceeding USD 250'000.00 in the aggregate), without thereby expressly securing the Notes equally and ratably with any and all other obligations and indebtedness secured by such pledge or other lien.

       The Notes are secured by a pledge on all of the Company's right, title and interest in and to all of the following, whether now or thereafter existing or in which the Company now has or hereafter acquires an interest and wherever the same may be located (collectively, the "Collateral"): (1) all equipment in all of its forms, and all parts thereof and all accessions thereto; (2) all inventory in all of its forms, and all additions and accessions thereto and replacements and products thereof; (3) all rights and claims to the payment or receipt of money or other forms of consideration of any kind, including, but not limited to, any and all such rights and claims in, to and under, all accounts, accounts receivable, contracts, contract rights, chattel paper, instruments, general intangibles, guaranties, letters of credit, documents, drafts, acceptances, tax refunds, rights to performance, and any judgments taken on any rights or claims otherwise included in this clause (3) and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such rights and claims to the payment or receipt of money or other forms of consideration; (4) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; (5) all fixtures, storage and office facilities, and all additions and accessions thereto and replacements thereof and products thereof; (6) all trademarks, trademark applications, tradenames, trade secrets, business names, patents, patent applications, licenses, copyrights, copyright applications, computer programs, software, registrations and franchise rights, and, in each case, all goodwill associated therewith;
       (7) all cash and all deposit accounts; and (8) all proceeds and products of any and all of the foregoing and, to the extent not otherwise included, all payments under insurance, or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing; provided, nevertheless, that the term "Collateral" shall not include (i) any right, title and interest of the Company in and to the capital stock of any subsidiary and proceeds thereof and (ii) any right, title and interest of the Company in and to all films, motion pictures or videos developed (or in development), produced, distributed or obtained for distribution by the Company (directly or indirectly) for release in any medium, whether now known or hereafter devised (the "Films"), including the scenario, screenplay or script upon which they are based, at every stage of development, whether preliminary, in process or in final form and whether or not used in whole or in part in or as the basis of such Films; all property and rights related thereto, whether tangible or intangible and whether now in existence or hereafter made or produced, and whether or not in the possession of the Company including, without limitation, all copyrights, rights under copyrights and copyright applications and all physical properties relating to a Film including, without limitation, all films, prints, negatives, positives and the like; all collateral, allied, ancillary, subsidiary and merchandising rights therein, and all properties and things of value pertaining thereto and all products and proceeds thereof whether now in existence or hereafter made, acquired or produced, by a Pledge/Security Agreement (the "Pledge Agreement") entered into between the Company and Banca del Gottardo dated September 1, 1995. The Pledge/Security Agreement is entered into under the laws of California. Jurisdiction and venue are in the courts of the Superior Court of California, Los Angeles County and/or the United States District Court for the Central District of California, with the right to appeal to the state and/or federal appellate Courts.

       The Pledge/Security Agreement is held by Banca del Gottardo and is available there during banking business hours to the Noteholders.

(9)    Conversion

       Exhibit 1 to Annex E attached to the Agreement dated August 14, 1995 (the "Agreement") and entered into between the Company and Banca del Gottardo, which is available for inspection at the Head Office in Lugano of Banca del Gottardo, as Conversion Agent for the Notes, contains full provisions relevant to conversion of the Notes into freely transferable Shares of Common Stock which are duly registered under the 1933 Securities Act or exempt from the registration requirements thereof. The following is a summary of such provisions:

       The holder of any 10 or more Notes will be entitled at any time on and after December 1, 1995 up to the close of business on August 20, 1999, subject to prior redemption, to convert the Notes, at the principal amount thereof, into freely transferable and non-restricted (such non-restriction being subject to the effectiveness of a registration statement under the U.S. securities laws covering such common stock or exemption from the registration requirements of U.S. securities laws) shares of Common Stock of the Company, at a price per share of USD 5.75, subject to adjustment as described below (the "Conversion Price"). No payment or adjustment will be made on conversion of any Note for interest accrued thereon or dividends on any Common Stock issued, except that accrued interest will be paid on the conversion of any Note which has been called for redemption prior to the conversion date. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last trading day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the fifth business day prior to the redemption date. Notes may be presented for conversion only to an office of Banca del Gottardo outside the United States and Banca del Gottardo will deliver Common Stock or other consideration received upon conversion only to an account or address outside the United States.

       The conversion price is subject to adjustment in the following events occurring after August 14, 1995:

       - the issuance of stock of the Company as a dividend or distribution on the Common Stock;

       - subdivisions of outstanding shares of the Common Stock into a greater number of shares;

       - combinations of outstanding shares of Common Stock into a smaller number of shares;

       - distributions on the Common Stock in shares of the Company's capital stock other than Common Stock; and

       - reclassification of the Common Stock into other shares of the Company's capital stock;

       No adjustment in the conversion price will be made unless such adjustment would require an increase or decrease of at least USD 0.05 in the conversion price then in effect; but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for rights to purchase Common Stock pursuant to a Company dividend or interest reinvestment plan. If the Company consolidates or merges into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Notes would have owned immediately after the transaction if the holders had converted the Notes immediately before the effective date of the transaction.

(10)   Events of Default

       Subject to the provisions of Section 15, Banca del Gottardo as regards all Notes or each holder of a Note shall have the right to declare by written notice to the Company the Notes held by such holder of a Note, plus accrued interest, to be due and payable if any of the following events of default ("Event of Default") shall occur:

       (a) default in the payment of principal, or, for a period of 15 days, in the payment of interest or any Additional Amounts as per
             Section 6 on any Note; or

       (b) default in the performance or observance in any material respect of any covenant or agreement of the Company in the Notes or the Agreement if such default continues for a period of 30 days after written notice thereof has been given to the Company; or

       (c) a default shall occur under any evidence of indebtedness for money borrowed by the Company or under any instrument under which there may be issued or by which there may be secured or guaranteed any indebtedness for money borrowed by the Company, which default involves the failure to pay when due (after any applicable grace period), or results in the acceleration of, indebtedness in an amount in excess of USD 500'000.-- without such indebtedness having been discharged or such acceleration having been rescinded or annulled, within a period of 30 days after notice thereof shall have been given to the Company; or

       (d) the entry of a decree or order in respect of the Company in an involuntary case under any bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, trustee or other similar official of the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

       (e) the Company shall commence a voluntary case under any bankruptcy, insolvency or other similar law, or consent to the appointment of or taking possession by a receiver, liquidator, trustee or other similar official, of the Company or for any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or if it shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

       (f) if the Company shall merge or consolidate, or sell or convey all or substantially all of its assets to, any other corporation, unless (i) the Company is the surviving corporation, or (ii) the surviving or transferee corporation expressly assumes all obligations of the Company under the Notes by supplemental agreement, confirmed by an opinion of U.S. counsel reasonably satisfactory to Banca del Gottardo and the Company, or (iii) the Company or the surviving or transferee corporation irrevocably deposits in trust with Banca del Gottardo, money or U.S. government obligations sufficient to pay principal and interest on the Notes to maturity.

       Upon the occurrence of an Event of Default, the Company shall promptly give notice thereof to Banca del Gottardo which shall publish such notice of default in accordance with Section 12 hereof. Banca del Gottardo shall in relation to any Event of Default have no other obligation than the publication of such Event of Default.

       The principal amount of all Notes declared to be due and payable plus accrued interest thereon shall become due and payable 15 days after notice to the Company by Banca del Gottardo or by each holder of a Note of such Event of Default; provided, however, that such declaration shall be rescinded if, within 15 days of such notice, such Event of Default shall have been remedied by payment, in the case of a payment default, or in a manner reasonably satisfactory to Banca del Gottardo.

       In the event that a Resolution or Extraordinary Resolution is passed at a meeting of Noteholders held pursuant to Section 15, any actions taken pursuant to this Section 10 by a Noteholder shall be subject to any previously taken action pursuant to such Section 15.

(11)   Prescription

       In accordance with the Swiss Statute of Limitations the coupons will become barred five years and the Notes ten years after their respective due dates.

(12)   Notices and Publications

       All notices to the holders of Notes shall be deemed to have been duly given if published in the Feuille Officielle Suisse du Commerce and in a daily newspaper in Zurich and Lugano. All notices to the Company by any holder of Notes shall be deemed to have been duly given if sent by telecopy, cable or telex to the principal office of the Company.

(13)   Listing of the Notes

       No application will be made for the admission and quotation of the Notes on any stock exchange.

(14)   Replacement of Notes or Coupons

       If any Note or coupon is defaced, mutilated, destroyed, stolen or lost, it may be renewed or replaced at the head office of Banca del Gottardo in Lugano, Switzerland on payment of such costs as may be incurred in connection therewith and on presentation of such evidence and indemnity as Banca del Gottardo and the Company may require. Defaced or mutilated Notes or coupons must be surrendered before replacements may be issued.

(15)   Noteholders' Meeting

       a) A meeting of the Noteholders (hereinafter called a "Meeting") may be convened by the Company or shall be convened by the Company if so requested by Notes representing not less than 25% of the aggregate principal amount of all Notes outstanding under the Terms of the Notes (i) after an Event of Default shall have occurred and be continuing to consider a waiver of an event of default or any modification or amendment of the provisions of the terms of the Notes, or (ii) a substitution of Banca del Gottardo.

             The cost and expenses of a Meeting shall be borne by the Company.

       b) Notice of the Meeting specifying the place, day and hour of the Meeting shall be given at least 20 days prior to the proposed date thereof (exclusive of the day on which the notice is given and the day on which the Meeting is to be held) in accordance with Section 12 hereof. Such notice shall state generally the nature of the business to be transacted at the Meeting thereby convened but (except for an Extraordinary Resolution (as defined below)) it shall not be necessary to specify in such notice the terms of any resolution to be proposed.

       c) The Meeting shall be held in Lugano and shall be chaired by a representative of the Company or if such representative of the Company shall not be present within 30 minutes after the time appointed for the holding of the Meeting, the Noteholders present shall choose one of their members to be chairman.

       d) Resolutions shall only be passed if a quorum of two or more persons holding 25% or more of the aggregate principal amount of all Notes outstanding are present. The quorum at any Meeting for passing an Extraordinary Resolution shall be two or more persons holding two-thirds or more of the aggregate principal amount of all Notes outstanding. Resolutions shall be passed if approved by the absolute majority of votes cast save that an Extraordinary Resolution shall be passed only if approved by three-fourths or more of votes cast. Any resolution passed at a Meeting duly convened and held in accordance with the terms of the Notes shall be binding upon all the bondholders, whether present or not present at such Meeting and whether or not voting, and upon all the holders of coupons.

       e) If within 30 minutes after the time appointed for any such Meeting a quorum is not present, the Meeting shall, if convened upon the request of Noteholders, be dissolved. In any other case, it shall stand adjourned for such period being not less than 14 days nor more than 28 days, and at such place as may be appointed by the Company. At such adjourned Meeting, two or more persons present holding 10% or more of the aggregate principal amount of all Notes outstanding shall form a quorum, provided that if the business of such adjourned Meeting includes consideration of a proposed Extraordinary Resolution, the quorum shall be two or more persons present holding one-third or more of the aggregate principal amount of all Notes outstanding.

       f) If within 30 minutes after the time appointed for any such adjourned Meeting the respective quorum is not present the Meeting shall stand further adjourned for such period being not less than 14 days nor more than 28 days, and at such place as may be appointed by the Company and at such further adjourned Meeting two or more persons present holding any Notes outstanding (whatever the principal amount of the Notes so held by them) shall form a quorum, provided that if the business of such further adjourned Meeting includes consideration of a proposed Extraordinary Resolution, the quorum shall be two or more persons present holding one-third or more of the aggregate principal amount of all Notes outstanding.

       g) Notice of any adjourned Meeting or further adjourned Meeting shall be given in the same manner as notice of an original Meeting and such notice shall state, in the case of an adjourned Meeting, that two or more persons present holding 10% (or in the case of a Meeting the business of which includes consideration of a proposed Extraordinary Resolution, one- third) or more of the aggregate principal amount of all Notes for the time being outstanding will form a quorum, or, in the case of a further adjourned Meeting, that two or more persons present holding any Notes outstanding (or in the case of a Meeting the business of which includes the consideration of a proposed Extraordinary Resolution, two or more persons present holding one-third or more of the aggregate principal amount of all Notes outstanding), shall form a quorum.

       h) The voting rights of the holders of Notes shall be determined according to the principal amount of Notes held, each Note with a principal amount of USD 5'000.-- giving the right to one vote. Holders of the Coupons shall not have any voting rights. Notes held by or on behalf of the Company shall have no voting rights and shall be disregarded for the purpose of this Section 15, save that the Company shall be entitled to vote in respect of Notes held by it for the benefit of and at the direction of an independent third party. In the case of an equality of votes the chairman shall have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a holder of Notes.

       i) Any director or officer of the Company and its lawyers and any other person authorized on its behalf by it may attend and speak at any Meeting.

       j) The Meeting shall have the following powers exercisable by Extraordinary Resolution with the consent of the Company:

             (i)    extension of the date fixed for final maturity of the Notes;

             (ii) reduction or cancellation of the principal payable on the Notes;

             (iii) reduction or cancellation of the rate or amount payable, or extension of the date of payment, in respect of any Coupons;

             (iv) alteration of the majority required to pass an Extraordinary Resolution; and

             (v)    waiver of any Event of Default.

       k) Any reference in these Terms of the Notes to an "Extraordinary Resolution" shall be construed as references to resolutions of the Noteholders passed in accordance with the foregoing provisions of this Section 15 with respect to any of the matters stated in sub-section j) above.

(16)   Applicable Law and Jurisdiction

       The terms, conditions and form of the Notes and Coupons (the English language version of which shall govern) shall be governed by and construed in accordance with Swiss law.

       Any action or proceedings against the Company relating to the Notes may be brought and enforced in the ordinary courts of the Canton of Ticino, venue being in the City of

       Lugano, or, if such courts fail to grant jurisdiction in the ordinary courts of the Canton of Basle-City, venue being in Basle, and the Company hereby irrevocably submits to the jurisdiction of such courts in respect of any such action or proceeding, with the right to appeal, as provided by law, to the Swiss Federal Court in Lausanne, the judgment of which shall be final. Solely for that purpose, the Company hereby elects legal and special domicile at the office of Banca del Gottardo, Viale Stefano Franscini 8, 6901 Lugano, Switzerland. The Company covenants that so long as any Notes are outstanding it will maintain an agent for service of process in Switzerland. The aforementioned jurisdiction shall also be valid for the cancellation and replacement of lost, stolen, defaced, mutilated or destroyed Notes and coupons. Payment effected to a holder of Notes who has been identified as the legitimate holder of a Note or coupon by a final judgment of a Swiss court shall release the Company from its payment obligations under such Note or coupon.

       Any Noteholder shall also have the right to bring any legal action or proceeding against the Company in respect of a Note or coupon and all covenants contained therein in any state or federal court in the United States of America which may have jurisdiction.

                                                                         ANNEX B


                           (Form of Convertible Note)


No.
    ----------------


Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.

This Note has not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the benefit of, any U.S. person (as such terms are defined in Regulation S under the Securities Act).

                          SHOWSCAN ENTERTAINMENT INC.

                    (Incorporated in the State of Delaware)

                                  USD 5'000.--

                         8% Notes due September 1, 1999

         Convertible into freely transferable and non-restricted shares of Common Stock of the Company

SHOWSCAN ENTERTAINMENT INC. (the "Company"), for value received, hereby certifies that it owes to the bearer, payable upon presentation and surrender hereof, the principal amount of 5'000.-- US Dollars (USD five thousand) on September 1, 1999 or on such earlier date as such principal amount may become due in accordance with the Terms of the Notes appearing on the reverse hereof, and interest from September 1, 1995 on said principal amount at the rate of 8% (eight per cent.) per annum, payable in cash, semi- annually in arrear on September 1 and March 1 of each year and at maturity, beginning on March 1, 1996 for the period from September 1, 1995 to March 1, 1996, until payment of said principal amount has been made or duly provided for, but only, in the case of interest due on or before maturity, upon presentation and surrender of the interest coupons attached hereto as they shall severally become due, all in accordance with the Terms of the Notes.

This Note is one of a duly authorized issue of 8% Notes due September 1, 1999 of the Company in the aggregate principal amount of 7'000'000.-- US Dollars (the "Notes") issued pursuant to a Note Purchase, Paying and Conversion Agency Agreement, dated as of August 14, 1995 (the "Agreement"), between the Company of the first part and Banca del Gottardo of the second part. The Notes are issued subject to and with the benefit of the Agreement.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal as of September 1, 1995.


                                                  SHOWSCAN ENTERTAINMENT INC.



                                                  By:
                                                     ---------------------------

                                                                         ANNEX C

                                (Form of Coupon)

Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165 (j) and 1287 (a) of the Internal Revenue Code.

This Note has not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the benefit of, any U.S. person (as such terms are defined in Regulation S under the Securities Act).

                                                                  Coupon No. 1-7

SHOWSCAN ENTERTAINMENT INC.
Culver City, California, U.S.A.:

US Dollars 5'000.--

8% Notes due September 1, 1999

Note of US Dollars 5'000.-- (five thousand)

Semi-annual interest due on March 1 / September 1, 1996/1999 payable in cash on and subject to the terms set forth in the Terms of the Notes: US Dollars 200.--.

                                (Reverse Coupon)

This coupon is payable at the head office in Lugano of Banca del Gottardo.

                                                                        ANNEX G

                 CERTIFICATION OF NON-U.S. BENEFICIAL OWNERSHIP

                          SHOWSCAN ENTERTAINMENT INC.
                   8% CONVERTIBLE NOTES DUE SEPTEMBER 1, 1999

The undersigned certifies that as to the portion of the Global Note hereby presented for exchange into definitive Notes, the beneficial owners of the Notes
(i) are not United States persons or U.S. persons or (ii) are financial institutions (within the meaning of United States Treasury Regulation Section 1.165-12(c)(1)(v)) located outside the United States that are not United States persons and that have purchased such Notes for purposes of resale during the Restricted Period. Financial institutions that have purchased the Notes for purposes of resale during the restricted period also hereby certify that they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or U.S. person or to a person within the United States. The undersigned certifies further that it is (i) the beneficial owner of the portion of the Global Note tendered for exchange or (ii) a financial institution (within the meaning of United States Treasury Regulation Section 1.165-12(c)(1)(v)) through which the beneficial owner directly or indirectly holds the portion of the Global Note tendered.

For purposes of this certification, (i) the term "Restricted Period" means the period beginning on the earlier of the first date that the Notes are offered or September 1, 1995 (the "Settlement Date") and ending forty (40) days after the Settlement Date, (ii) the term "United States" means the United States of America (including the States and the District of Columbia), its possessions, its territories and other areas subject to its jurisdiction, (iii) the term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source and (iv) the term "U.S. person" has the meaning set forth in Sections 230.901 through .904 of Title 17 of the United States Code of Federal Regulations ("Regulation S").


                                             --------------------------
                                             Beneficial Owner or
                                             Financial Institution
                                             Name:
                                             Address:

                                                                         ANNEX H


Dated:      September 1, 1995

To:         Banca del Gottardo
            Viale Stefano Franscini 8
            CH-6901 Lugano/Switzerland

Re:         Showscan Entertainment Inc. (the "Company")
            USD 7'000'000.-- 8% Convertible Notes of 1995
            Due September 1, 1999 (the "Notes")

--------------------------------------------------------------------------------

                  "CERTIFICATE OF NO MATERIAL ADVERSE CHANGE"

Pursuant to the Note Purchase, Paying and Conversion Agency Agreement dated August 14, 1995 (the "Agreement") between the Company and Banca del Gottardo covering the issue of the Notes by the Company.

I, William C. Soady, being President and Chief Executive Officer of the Company HEREBY CERTIFY on behalf of the Company that as to the date hereof:

a) save as disclosed in the Information Memorandum (as defined in the Agreement) there has been no material adverse change in the consolidated financial condition of the Company since June 30, 1995, and

b) no event has occurred rendering untrue or incorrect any of the warranties set forth in Article V of the Agreement to a material extent, and

c) no event has occurred which constitutes or which with the giving of notice or lapse of time would constitute one of the events referred to in
      Section 8 or 10 of the Terms of the Notes.

                                           Yours truly,


                                           ------------------
                                           William C. Soady
                                           President

                                                                         ANNEX I


(Specimen Signature Form)


                          SHOWSCAN ENTERTAINMENT INC.
                            Culver City, CA, U.S.A.


                 US Dollars 7'000'000.-- 8 per cent. US Dollars

                               Convertible Notes

                             Due September 1, 1999


The specimen signature of Mr. William C. Soady, the President and Chief Executive Officer to be used for the printing of the above-captioned Notes and coupons is as follows:


                                                 --------------------


                                                 --------------------


                                                 --------------------


September 1, 1995